Exhibit 5.2

Willis Group Holdings PLC

Grand Mill Quay

Barrow Street

Dublin 4

19 October 2012

Dear Sirs

Willis Group Holdings Limited (the “Company”)

We have acted as your Irish counsel in connection with the filing under the Securities Act of 1933, as amended, of the United States of America (the “Securities Act”), of a Form S-3 on the date hereof (the “Form S-3”) of the Company’s debt securities (“Holdings Debt Securities”), preferred shares (“Preferred Shares”), unissued ordinary shares (the “Ordinary Shares”), warrants (“Warrants”), warrant units (“Warrant Units”), share purchase contracts (“Share Purchase Contracts”), share purchase units (“Share Purchase Units”), prepaid share purchase contracts (“Prepaid Share Purchase Contracts”) and debt securities of Willis North America Inc. (“Willis North America Debt Securities”). Holdings Debt Securities, Preferred Shares, Ordinary Shares, Warrants, Warrant Units, Share Purchase Contracts, Share Purchase Units, Prepaid Share Purchase Contracts and Willis North America Debt Securities are collectively referred to as the “Securities”.

For the purposes of this opinion we have examined and relied upon the Form S-3 and the documents listed in the Schedule to this opinion. The Form S-3 and such documents are collectively referred to as the “Documents”.

We have made no searches or enquiries concerning, and we have not examined any contracts, instruments or documents entered into by or affecting the Company or any other person, or any corporate records of the aforesaid, save for those searches, enquiries, contracts, instruments, documents or corporate records specified as being made or examined in this opinion.

This opinion is delivered in connection with the filing by the Company of the Form S-3 with the United States Securities and Exchange Commission and is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter.

Assumptions

For the purposes of giving this opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us and the conformity to authentic original documents of all Documents and such other documentation submitted to us as certified, conformed, notarised or photostatic copies;

(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures and seals on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the directors or officers of the Company);

(e)	that (a) the Company was fully solvent at the date hereof; (b) the Company would not, as a consequence of doing any act or thing which the Form S-3 and/or all deeds, instruments, assignments, agreements and other documents in relation to matters contemplated thereby and/or this opinion (the “Ancillary Documents”) contemplate, permit or require the Company to do, be insolvent; (c) no resolution or petition for the appointment of a liquidator or examiner has been passed or presented in relation to the Company; and (d) no receiver has been appointed in relation to any of the assets or undertaking of the Company;

(f)	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Form S-3 and/or the Ancillary Documents or in any way bear upon or are inconsistent with the contents of this opinion;

(g)	that any Securities issued in accordance with the Form S-3 and the applicable prospectus supplement will be paid up in consideration of the receipt by the Company from the party to whom the Securities are to be issued, prior to, or simultaneously with, the issue of such Securities, of cash and/or other consideration at least equal to the nominal value of such Securities and, to the extent that any of the consideration for such Securities is not payable in cash, that the provisions of Sections 29 and Section 30 of the Companies (Amendment) Act 1983 are complied with;

(h)	that any representation, warranty or statement of fact or law, other than as to the laws of Ireland, made in any of the Documents is true, accurate and complete;

(i)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part and accurately record the resolutions passed on 16 October 2012 and that there is or was, at the relevant time of allotment no matter affecting the authority of the Directors to issue and/or allot any of the Securities not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(j)	that, when the directors of the Company passed the Resolutions, each of the directors discharged his fiduciary duties to the Company and acted honestly and in good faith with a view to the best interests of the Company;

(k)	that the Company has filed the Form S-3 in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the activities contemplated by the Form S-3 would benefit the Company;

(l)	that the information disclosed by the Searches was accurate as of the date the Searches were made and has not been altered and that the Searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time the Searches were made or which ought to have been delivered for registration at that time but had not been so delivered and that no additional matters would have been disclosed by searches being carried out since that time.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matter not disclosed to us, we are of the opinion that:

(1)	The Company is a public company limited by shares, is duly incorporated and validly existing under the laws of Ireland.

(2)	The Company has all requisite corporate power and authority to enter into, execute, deliver , and perform its obligations under the Form S-3.

(3)	When duly authorised, issued, allotted and fully paid for in accordance with the Form S-3, the applicable prospectus supplement and Irish law, the Ordinary Shares (including any Ordinary Shares issued pursuant to any Warrants, Warrant Units, Share Purchase Contracts, Share Purchase Units, Prepaid Share Purchase Contracts, Holdings Debt Securities or Willis North America Debt Securities) will be validly issued, fully paid, non-assessable shares of the Company.

(4)	When duly authorised, issued, allotted and fully paid for, in accordance with the Form S-3, the applicable prospectus supplement and Irish law, the Preferred Shares will be validly issued, fully paid, non-assessable shares of the Company.

(5)	If duly authorised, issued, allotted and full paid for, in accordance with the Form S-3, the applicable prospectus supplement and Irish law, the issue of the Securities will not violate, conflict with or constitute a default under (i) any requirement of any law or any regulation of Ireland, or (ii) the Constitutional Documents as that term is defined in paragraph 3 of the Schedule to this opinion.

Reservations

This opinion is subject to the following reservations:

(a)	We express no opinion as to any law other than Irish law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Ireland. This opinion is limited to Irish law as applied by the Courts of Ireland at the date hereof. We have assumed, without enquiry, that there is nothing in the laws of any other jurisdiction which would or might affect the opinions as stated herein.

(b)	Any provision in the Form S-3 that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent juridical enquiries into the merits of any claim by an aggrieved party.

(c)	Searches of the Companies Registration Office, the Register of Winding Up Petitions at the Central Office of the High Court and the Judgements Office in the Central Office of the High Court are not conclusive and it should be noted that the Companies Registration Office, the Register of Winding Up Petitions at the Central Office of the High Court and the Judgements Office in the Central Office of the High Court do not reveal:

(i)	details of matters which should have been lodged for filing or registration at the Companies Registration Office or the Central Office of the High Court but have not been lodged for filing or registration at the date the search is concluded;

(ii)	whether any arbitration or administrative proceedings are pending in relation to the Company or whether any proceedings are threatened against the Company, or whether any arbitrator has been appointed; or

(iii)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges maintained by the Companies Registration Office.

(d)	A search at the Companies Registration Office is not capable of revealing whether or not a winding up petition or a petition for the appointment of an examiner has been presented.

(e)	A search at the Registry of Winding up Petitions at the Central Office of the High Court is not capable of revealing whether or not a receiver has been appointed.

(f)	While each of the making of a winding up order, the making of an order for the appointment of an examiner and the appointment of a receiver may be revealed by a search at the Companies Registration Office, it may not be filed at the Companies Registration Office immediately and, therefore, our searches at the Companies Registration Office may not have revealed such matters.

(g)	In the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Ireland (“overseas companies”) over their assets located in

Ireland, it is not possible to determine definitively from searches of the Register of Charges maintained by the Companies Registration Office in respect of such overseas companies what charges have been registered over any of their assets located in Ireland or whether any one charge has priority over any other charge over such assets.

(h)	In order to issue this opinion we have carried out the Searches and have not enquired as to whether there has been any change since the date of such Searches.

(i)	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the memorandum or articles of association of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

Disclosure

This opinion is addressed to you in connection with the filing by the Company of the Form S-3 with the United States Securities and Exchange Commission. We consent to the inclusion of this opinion as an exhibit to the Form S-3. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, of the United States, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to or relied upon by any person for any purpose.

Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Irish law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Ireland.

Yours faithfully

/s/ MATHESON ORMSBY PRENTICE

SCHEDULE

1.	The Form S-3;

2.	Searches (the “Searches”) made on 19 October 2012 at the Companies Registration Office, in the Register of Winding Up Petitions at the Central Office of the High Court and at the Judgements Office in the Central Office of the High Court against the Company;

3.	A certified copy of the certificate of incorporation and memorandum and articles of association of the Company (collectively, the “Constitutional Documents”);

4.	A certified copy of resolutions of the directors of the Company dated 16 October 2012 approving the contents and filing of the Form S-3 and the acts contemplated thereby (the “Resolutions”);

5.	Corporate certificate of the Company dated 16 October 2012.